UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): May 4, 2026

ProPetro Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-38035	26-3685382
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Marienfeld Place 110 N. Marienfeld Street, Suite 300 Midland, Texas	79701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 688-0012

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PUMP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure

On May 4, 2026, ProPetro Holding Corp. (the “Company”) issued a press release announcing that, subject to market and other conditions, the Company intends to offer for sale in a private placement (the “Notes Offering”) to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act $500 million aggregate principal amount of Convertible Senior Notes due 2031 (the “Notes”). The Company also expects to grant the initial purchasers of the Notes an option to purchase, for settlement within a period of 13 calendar days from, and including, the date the Notes are first issued, up to an additional $75,000,000 aggregate principal amount of Notes. The Company intends to use a portion of the net proceeds from the Notes Offering to fund the cost of entering into capped call transactions and the remainder for general corporate purposes, including to fund growth capital for additional power generation equipment. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. Neither this Current Report on Form 8-K, nor the press release attached as Exhibit 99.1 hereto, constitutes an offer to sell, or the solicitation of an offer to buy, the Notes or any shares of Company’s common stock issuable upon conversion of the Notes.

The information in this Current Report on Form 8-K under Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific referencing in such filing.

Item 8.01 Other Events

On May 4, 2026, in connection with the Notes Offering, the Company provided certain updates to potential investors, the relevant excerpts of which are set forth below.

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Amended and Restated Credit Agreement

Substantially contemporaneously with the pricing of this offering, the Company will enter into amendment no. 4 to its amended and restated credit agreement (the “ABL Credit Facility”).  The amendment extends the stated maturity date of the revolving credit commitments to May 2031, subject to a springing maturity date ninety-one (91) days before the maturity date of certain long-term indebtedness (if applicable).  The amendment increases the aggregate revolving credit commitments (and the maximum revolver amount) to $350 million, with an uncommitted accordion in an aggregate amount not to exceed the greater of (a) $150 million and (b) the amount, if any, by which the borrowing base exceeds the commitments outstanding under the ABL Credit Facility, subject to usual and customary terms and conditions.

The amendment adds certain power generation equipment as a new component of the borrowing base under the ABL Credit Facility.  Subject to additional limitations set forth in the ABL Credit Facility, the portion of the borrowing base attributable to such equipment may not exceed 35% of the borrowing base in the aggregate.  The advance rates for such equipment are equal to the lesser of (i) 90% of the book value of such equipment and (ii) 80% of the net orderly liquidation value of such equipment.  The amendment also increases the amount of leverage-ratio-based indebtedness that can be incurred, increases the amount of capital lease and purchase money debt that can be incurred, and includes a new $690 million basket for the incurrence of convertible indebtedness.  The applicable interest rate margins for borrowings under the ABL Credit Facility range from 1.50% to 2.00% per annum for term SOFR borrowings, based on average historic availability under the ABL Credit Facility.  The applicable unused line fee on the unutilized portion of the commitments in respect of the ABL Credit Facility accrues at either 0.375% or 0.25% per annum, based on average historic revolver outstandings.

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As of May 1, 2026, we had $154 million in cash and cash equivalents.

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The borrowing base under our ABL Credit Facility was approximately $143.8 million as of March 31, 2026 and approximately $150.8 million as of May 1, 2026.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

EXHIBIT	DESCRIPTION
99.1	Press Release, dated May 4, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROPETRO HOLDING CORP.

Date: May 4, 2026
	By:	/s/ John J. Mitchell
John J. Mitchell
General Counsel and Corporate Secretary